Exhibit 99.1

Corporate Headquarters: 16005 Los Gatos Blvd, Los Gatos, CA 95032

Investor Relations Contact:	Company Contact:
Chris Witty / Jody Burfening	Barry Cinnamon, President and CEO
Lippert / Heilshorn & Associates	Akeena Solar, Inc.
(212) 201-6609	(408) 402-9400
cwitty@lhai.com	bcinnamon@akeena.net

Akeena Solar Report Third Quarter Revenue of $8.1 Million, Up 125% Over Prior Year

- On Track to Achieve Year-Over-Year Revenue Growth of 135% in 2007 -

- Successfully Introduced Andalay, Company’s Proprietary Solar Installation Technology -

LOS GATOS, CA - November 13, 2007 - Akeena Solar, Inc. (NASDAQ: AKNS), a leading designer and installer of solar power systems, announced results for the third quarter and nine months ended September 30, 2007.

“This quarter, Akeena again posted record revenue growth, with top-line results up 125% over last year’s $3.6 million,” said Barry Cinnamon, chief executive officer of Akeena. “This performance puts us squarely on track to meet our full year goal of increasing revenue 135% over 2006. We are experiencing greater demand for our commercial business owing to favorable government rebates and expect this dynamic will open up more opportunities for us to pursue larger contracts in the future.

“A noteworthy accomplishment of the third quarter was the introduction of Andalay, our proprietary solar installation technology,” Mr. Cinnamon continued. “The Andalay rollout is on track, and the products have been enthusiastically received by the industry, where we’ve proven the ability to significantly cut the cost of residential solar power and accelerate installation time. Our agreement with Suntech reduces our supply risk for 2008 and ensures that we have the necessary production capability to rapidly expand next year and meet anticipated demand for Andalay.”

“Following the close of the quarter, we raised $26.1 million through a private placement of equity with Cowen & Company, which substantially strengthened our financial flexibility. We have nearly $30 million in the bank, no debt and a $7.5 million credit line,” added Gary Effren, chief financial officer of Akeena. “Having the ability to fund increases in working capital gives us a clear strategic advantage toward achieving our growth objectives for Andalay in the residential and commercial markets.”

Recent Corporate Highlights

▪	In mid August, Akeena developed a relationship with Comerica Bank to offer qualified customers a fast and easy process to finance their solar power needs

▪	In late August, Akeena promoted James Curran to chief operating officer from his previous position of vice president of operations, capitalizing on his experience and proven leadership capabilities

▪
In mid September, Akeena expanded into the San Diego area, marking the sixth new office opened in 2007. Dirk Hosmer, the former president of DSH Solar Electric, was brought on board to lead the company's San Diego operations

▪	And in late September, Akeena made several major announcements

o	Launched Andalay, the company’s proprietary solar installation technology

o	Developed a relationship with Suntech for the supply of 10-14 megawatts of solar panels in 2008

o	Saw AKNS shares begin trading over NASDAQ

o	Appointed Gary Effren, former vice president of finance at Knight Ridder, as the company’s chief financial officer

Financial Results

Net sales for the third quarter of 2007 were $8.1 million, compared with $3.6 million of net sales in the third quarter of 2006. Compared to the second quarter, net sales increased 8%, reflecting delays in the completion of some projects and a shift in sales mix toward commercial contracts, which have longer sales and installation timelines.

Gross profit for the third quarter 2007 was $1.7 million, or 21.0% of sales, compared to $0.9 million, or 24.7% of sales, in the third quarter of 2006. The decrease in gross profit margin was primarily due to a lower average selling price in anticipation of reduced solar panel costs, which did not decline as much as expected. Also, we incurred additional overtime during the quarter prior to adding new installation crews.

Sales and marketing expense for the 2007 period was $1.8 million, compared with $0.4 million for the same quarter last year, reflecting increased sales commissions and marketing campaigns promoting the company in new regions. Research and development (R&D) for the third quarter of 2007 was $0.4 million, reflecting higher expenses related to the development of the company’s proprietary installation technology. Total operating expenses for the quarter were $5.4 million, compared with $1.3 million in the prior year quarter. Net loss for the third quarter of 2007 was $3.7 million, or $0.16 per share, compared to net loss of $0.4 million, or $0.04 per share, in the third quarter of 2006.

Installations for the quarter amounted to approximately 1,000 kilowatts, versus approximately 400 kilowatts for the same period last year.

For the nine months ended September 30, 2007, the company reported net sales of $21.9 million and gross profit of $5.0 million, or 22.7% of sales. This compares to net sales of $8.9 million and gross profit of $2.2 million, or 24.4% of sales, for the same period last year. The company reported a net loss of $6.6 million, or $(0.33) per share, for the first nine months of 2007, compared to a net loss of $0.6 million, or $(0.06) per share, in 2006. The company ended the quarter with $11.5 million in cash.

Conference Call Information
Akeena Solar will host an earnings conference call at 11:00 a.m. Pacific Time (2:00 p.m. Eastern Time) today to discuss its third quarter 2007 earnings results. Management will discuss strategy, review quarterly activity, provide industry commentary, and answer questions.

To access the call in the U.S., please dial 866-713-8307, and for international callers dial
617-597-5307 approximately 10 minutes prior to the start of the conference call. The passcode is 61564057. The conference call will also be broadcast live over the Internet and available for replay for 90 days at www.akeena.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 888-286-8010 and for international callers, dial 617-801-6888. The passcode is 52323718.

About Akeena Solar, Inc.
Founded in 2001, Akeena Solar's philosophy is simple: We believe producing clean electricity directly from the sun is the right thing to do for our environment and economy. Akeena Solar has grown to become one of the largest national integrators of residential and small commercial solar power systems in the United States, serving customers directly in California, New Jersey, New York, Connecticut and Pennsylvania. For more information, visit Akeena Solar's website at www.akeena.com

Safe Harbor
Statements made in this release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “expects,” “plans” “will,” “may,” “anticipates,” believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, the effectiveness, profitability, and marketability of such products, the ability to protect proprietary information, the impact of current, pending, or future legislation and regulation on the industry, the impact of competitive products or pricing, technological changes, the ability to identify and successfully acquire, integrate and manage client accounts and locations and deliver our services to customers of businesses and accounts acquired from third parties, the effect of general economic and business conditions. All forward-looking statements included in this release are made as of the date of this press release, and Akeena Solar assumes no obligation to update any such forward-looking statements.

- Tables to Follow -

AKEENA SOLAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited) September 30, 2007	December 31, 2006
Assets
Current assets
Cash and cash equivalents	$11,478,394	$992,376
Accounts receivable, net	6,617,036	3,434,569
Other receivables	264,834	5,000
Inventory	6,636,884	1,791,816
Prepaid expenses and other current assets, net	1,613,534	833,192
Total current assets	26,610,682	7,056,953
Property and equipment, net	1,345,266	194,867
Due from related party	22,225	21,825
Customer list, net	143,729	230,988
Goodwill	318,500	—
Other assets	137,480	24,751
Total assets	$28,577,882	$7,529,384

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$6,077,400	$2,053,567
Customer rebate payable	609,342	1,196,363
Accrued liabilities	1,707,102	622,184
Accrued warranty	576,760	508,655
Common stock issuable	—	175,568
Deferred purchase price payable	20,000	—
Deferred revenue	973,051	981,454
Credit facility	4,748,964	500,000
Current portion of capital lease obligations	16,461	12,205
Current portion of long-term debt	136,048	17,307
Total current liabilities	14,865,128	6,067,303

Capital lease obligations, less current portion	37,023	42,678
Long-term debt, less current portion	435,341	28,673
Total liabilities	15,337,492	6,138,654

Commitments, contingencies and subsequent events

Stockholders’ equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized; none issued and outstanding at September 30, 2007 and December 31, 2006	—	—
Common stock $0.001 par value; 50,000,000 shares authorized; 23,383,104 and 15,877,751 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	23,383	15,878
Additional paid-in capital	21,378,969	2,955,926
Accumulated deficit	(8,161,962)	(1,581,074)
Total stockholders’ equity	13,240,390	1,390,730
Total liabilities and stockholders’ equity	$28,577,882	$7,529,384

AKEENA SOLAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net sales	$8,088,320	$3,599,957	$21,891,611	$8,902,554
Cost of sales	6,392,850	2,709,642	16,926,811	6,729,181
Gross profit	1,695,470	890,315	4,964,800	2,173,373
Operating expenses
Sales and marketing	1,793,616	386,362	3,876,032	827,475
General and administrative	3,593,406	882,177	7,589,641	1,926,094
Total operating expenses	5,387,022	1,268,539	11,465,673	2,753,569
Loss from operations	(3,691,552)	(378,224)	(6,500,873)	(580,196)
Other income (expense)
Interest income (expense), net	(31,620)	(17,348)	(80,015)	(43,543)
Total other income (expense)	(31,620)	(17,348)	(80,015)	(43,543)
Loss before provision for income taxes	(3,723,172)	(395,572)	(6,580,888)	(623,739)
Provision for income taxes	—	—	—	—
Net loss	$(3,723,172)	$(395,572)	$(6,580,888)	$(623,739)

Loss per common and common equivalent share:
Basic	$(0.16)	$(0.04)	$(0.33)	$(0.06)
Diluted	$(0.16)	$(0.04)	$(0.33)	$(0.06)
Weighted average shares used in computing loss per common and common equivalent share:
Basic	22,995,430	10,808,781	19,652,136	9,614,447
Diluted	22,995,430	10,808,781	19,652,136	9,614,447